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         Exhibit 21.1 -- Subsidiaries of fashionmall.com, Inc.

         E-com, Inc.
         Outletmall.com, Inc.
         Stylexperts, LLC owned by E-com, Inc.
         Boo.com, Inc owned by E-com, Inc.